Consent Of Independent Accountants


We consent to the incorporation by reference in Post-Effective Amendment No. 35 to the Registration Statement of the American Century-Benham Short-Term Government Fund (one of the Funds comprising American Century Government Income Trust ) on Form N-1A of our report dated December 11, 1997 on our audit of the financial statements and financial highlights of the American Century-Benham Short-Term Government Fund, which report is included in the Annual Report to Shareholders for the year ended October 31, 1997 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference in the Statement of Additional Information to our Firm under the caption "Independent Accountants."


Coopers & Lybrand LLP

Kansas City, Missouri
February 25, 1998